Exhibit 99.1

Investor Relations inquiries:	News Media inquiries:
Justin Schoenberg	Keoni Wagner
Matson, Inc.	Matson, Inc.
510.628.4234	510.628.4534
jschoenberg@matson.com	kwagner@matson.com

FOR IMMEDIATE RELEASE

MATSON, INC. ANNOUNCES SECOND QUARTER 2024 RESULTS

●	2Q24 EPS of $3.31 versus $2.26 in 2Q23
●	2Q24 Net Income of $113.2 million versus $80.8 million in 2Q23
●	2Q24 Consolidated Operating Income of $124.6 million versus $96.7 million in 2Q23
●	2Q24 EBITDA of $171.5 million versus $140.5 million in 2Q23
●	Repurchased approximately 0.6 million shares in 2Q24
●	Raising outlook for Full Year 2024 Consolidated Operating Income

HONOLULU, Hawaii (August 1, 2024) – Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX), a leading U.S. carrier in the Pacific, today reported net income of $113.2 million, or $3.31 per diluted share, for the quarter ended June 30, 2024. Net income for the quarter ended June 30, 2023 was $80.8 million, or $2.26 per diluted share. Consolidated revenue for the second quarter 2024 was $847.4 million compared with $773.4 million for the second quarter 2023.

“Matson performed well in the second quarter with higher year-over-year operating income in both Ocean Transportation and Logistics business segments,” said Chairman and Chief Executive Officer Matt Cox. “Within Ocean Transportation, our China service saw significantly higher year-over-year freight rates and was the primary driver of the increase in consolidated operating income. A supportive economic and consumer demand environment in the U.S. coupled with tighter supply chain conditions led to elevated freight rates for our expedited Transpacific services. In the near term, we expect freight rates to remain elevated as long as the underlying economic, supply chain, and geopolitical conditions persist. Regardless of the environment, we expect the shift from air freight to expedited ocean and the continued growth of e-commerce goods to drive long-term demand for our China service, which offers fast and reliable ocean transits and unmatched destination services at a substantially better value proposition.”

Mr. Cox added, “In our domestic tradelanes, we saw higher year-over-volumes in Alaska primarily due to two additional northbound sailings, while Hawaii and Guam saw lower year-over-year volumes. Logistics operating income in the second quarter increased year-over-year on the strength of supply chain management.”

“Looking ahead, we expect our China service to continue to see elevated freight rates during the traditional peak season in the third and early fourth quarters. For our domestic tradelanes, we expect volumes to approach the levels achieved in 2023, absent a significant change in the trajectory of the U.S. economy. For Ocean Transportation in the third quarter 2024, we expect operating income to be meaningfully higher than the $118.2 million achieved last year, and in the fourth quarter 2024, we expect Ocean Transportation operating income to be moderately higher than the $66.4 million achieved in the fourth quarter 2023. For Logistics, we expect operating income in both the third and fourth quarters of 2024 to approximate the levels achieved last year. As a result, we now expect Matson’s consolidated third quarter 2024 operating income to be meaningfully higher than the $132.1 million achieved in the third quarter 2023, and fourth quarter 2024 consolidated operating income to be moderately higher than the $75.3 million achieved in the fourth quarter 2023.”

Second Quarter 2024 Discussion and Outlook for 2024

Ocean Transportation: The Company’s container volume in the Hawaii service in the second quarter 2024 was 3.6 percent lower year-over-year. The decrease was primarily due to lower general demand. Tourist arrivals decreased year-over-year primarily due to significantly lower visitor traffic to Maui as a result of the wildfires last year. The Company expects volume in 2024 to be modestly lower than the level achieved in 2023, primarily due to continued challenges in population growth and lower discretionary income as a result of higher inflation and interest rates.

In China, the Company achieved significantly higher freight rates in the second quarter 2024 compared to the year ago period. The Company’s container volume in the second quarter 2024 also increased 3.0 percent year-over-year. The elevated freight rates were primarily due to a supportive economic and consumer demand environment in the U.S. coupled with tighter supply chain conditions, and were not consistent with a normalized operating environment. The Company expects its China service to continue to see elevated rates during the traditional peak season in the third and early fourth quarters, but the freight rate trajectory after the peak season is uncertain. In the near term, the Company expects freight rates to remain elevated as long as the underlying economic, supply chain, and geopolitical conditions persist. The timing of when rates will eventually normalize likely depends on the duration and timing of several factors that influence supply and demand dynamics in the tradelane. Regardless of this uncertainty, the Company expects the shift from air freight to expedited ocean and the continued growth of e-commerce goods to drive long-term demand for its China service.

In Guam, the Company’s container volume in the second quarter 2024 decreased 6.1 percent year-over-year. The decrease was primarily due to one less sailing. In the near term, the Company expects continued improvement in the Guam economy underpinned by a low unemployment rate. For 2024, the Company expects volume to approach the level achieved last year.

In Alaska, the Company’s container volume for the second quarter 2024 increased 4.9 percent year-over-year primarily due to two additional northbound sailings. In the near term, the Company expects continued economic growth in Alaska supported by a low unemployment rate, jobs growth and lower levels of inflation. For 2024, the Company expects volume to approximate the level achieved last year.

The contribution in the second quarter 2024 from the Company’s SSAT joint venture investment was $1.2 million, or $2.6 million higher than the second quarter 2023. The increase was primarily due to higher lift volume. For 2024, the Company expects the contribution from SSAT to be modestly higher than the levels achieved in 2023 due to an expected increase in lift volumes.

As a result of the outlook trends noted above, the Company expects third quarter 2024 operating income for Ocean Transportation to be meaningfully higher than the $118.2 million achieved last year, and in the fourth quarter 2024, the Company expects Ocean Transportation operating income to be moderately higher than the $66.4 million achieved in the fourth quarter 2023.

Logistics: In the second quarter 2024, operating income for the Company’s Logistics segment was $15.6 million, or $1.3 million higher compared to the level achieved in the second quarter 2023. The increase was primarily due to the strength of supply chain management. The Company expects operating income in both the third and fourth quarters of 2024 to approximate the levels achieved last year.

Consolidated Operating Income: The Company expects Matson’s third quarter 2024 consolidated operating income to be meaningfully higher than the $132.1 million achieved in the third quarter 2023, and fourth quarter 2024 consolidated operating income to be moderately higher than the $75.3 million achieved in the fourth quarter 2023.

Depreciation and Amortization: For full year 2024, the Company expects depreciation and amortization expense to be approximately $180 million, inclusive of dry-docking amortization of approximately $27 million.

Interest Income: The Company expects interest income for the full year 2024 to be approximately $45 million. This includes the receipt on April 19, 2024 of $10.2 million in interest income earned on the federal tax refund related to the Company’s 2021 federal tax return.

Interest Expense: The Company expects interest expense for the full year 2024 to be approximately $8 million.

Other Income (Expense): The Company expects full year 2024 other income (expense) to be approximately $7 million in income, which is attributable to the amortization of certain components of net periodic benefit costs or gains related to the Company’s pension and post-retirement plans.

Income Taxes: In the second quarter 2024, the Company’s effective tax rate was 20.9 percent. For the full year 2024, the Company expects its effective tax rate to be approximately 22.0 percent.

Capital and Vessel Dry-docking Expenditures: In the second quarter 2024, the Company made capital expenditure payments excluding vessel construction expenditures of $32.7 million, capitalized vessel construction expenditures of $37.1 million, and dry-docking payments of $12.1 million. For the full year 2024, the Company expects to make other capital expenditure payments, including maintenance capital expenditures, of approximately $110 to $120 million, new vessel construction expenditures (including capitalized interest and owner’s items) of approximately $75 million, expenditures for LNG installations and reengining on existing vessels of approximately $85 to $95 million, and dry-docking payments of approximately $35 million.

Results By Segment

Ocean Transportation — Three months ended June 30, 2024 compared with 2023

	Three Months Ended June 30,
(Dollars in millions)	2024	2023	Change
Ocean Transportation revenue	$689.9	$616.9	$73.0	11.8%
Operating costs and expenses	(580.9)	(534.5)	(46.4)	8.7%
Operating income	$109.0	$82.4	$26.6	32.3%
Operating income margin	15.8%	13.4%

Volume (Forty-foot equivalent units (FEU), except for automobiles) (1)
Hawaii containers	35,100	36,400	(1,300)	(3.6)%
Hawaii automobiles	8,600	9,800	(1,200)	(12.2)%
Alaska containers	21,500	20,500	1,000	4.9%
China containers	37,800	36,700	1,100	3.0%
Guam containers	4,600	4,900	(300)	(6.1)%
Other containers (2)	4,400	4,400	—	—%

(1)	Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.
(2)	Includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

Ocean Transportation revenue increased $73.0 million, or 11.8 percent, during the three months ended June 30, 2024, compared with the three months ended June 30, 2023. The increase was primarily due to significantly higher freight rates in China, higher freight rates in the domestic tradelanes and higher volume in China and Alaska, partially offset by lower volume in Hawaii.

On a year-over-year FEU basis, Hawaii container volume decreased 3.6 percent primarily due to lower general demand; Alaska volume increased 4.9 percent primarily due to two additional northbound sailings; China volume was 3.0 percent higher; Guam volume decreased 6.1 percent primarily due to one less sailing; and Other containers volume was flat.

Ocean Transportation operating income increased $26.6 million, or 32.3 percent, during the three months ended June 30, 2024, compared with the three months ended June 30, 2023. The increase was primarily due to significantly higher freight rates in China, partially offset by higher vessel operating costs (including fuel-related expenses) and higher selling, general and administrative costs.

The Company’s SSAT terminal joint venture investment contributed $1.2 million during the three months ended June 30, 2024, compared to a loss of $1.4 million during the three months ended June 30, 2023. The increase was primarily driven by higher lift volume.

Ocean Transportation — Six months ended June 30, 2024 compared with 2023

	Six Months Ended June 30,
(Dollars in millions)	2024	2023	Change
Ocean Transportation revenue	$1,268.9	$1,167.9	$101.0	8.6%
Operating costs and expenses	(1,132.3)	(1,057.7)	(74.6)	7.1%
Operating income	$136.6	$110.2	$26.4	24.0%
Operating income margin	10.8%	9.4%

Volume (Forty-foot equivalent units (FEU), except for automobiles) (1)
Hawaii containers	69,700	71,600	(1,900)	(2.7)%
Hawaii automobiles	15,000	19,200	(4,200)	(21.9)%
Alaska containers	40,300	40,300	—	—%
China containers	66,700	66,800	(100)	(0.1)%
Guam containers	9,500	9,800	(300)	(3.1)%
Other containers (2)	8,000	8,500	(500)	(5.9)%

(1)	Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.
(2)	Includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

Ocean Transportation revenue increased $101.0 million, or 8.6 percent, during the six months ended June 30, 2024, compared with the six months ended June 30, 2023. The increase was primarily due to significantly higher freight rates in China and higher freight rates in the domestic tradelanes, partially offset by lower volume in Hawaii and lower fuel-related surcharge revenue.

On a year-over-year FEU basis, Hawaii container volume decreased 2.7 percent primarily due to lower general demand; Alaska volume was flat; China volume decreased 0.1 percent; Guam volume decreased 3.1 percent primarily due to one less sailing; and Other containers volume decreased 5.9 percent.

Ocean Transportation operating income increased $26.4 million, or 24.0 percent, during the six months ended June 30, 2024, compared with the six months ended June 30, 2023. The increase was primarily due to significantly higher freight rates in China, primarily offset by higher vessel operating costs (including fuel-related expenses) and higher selling, general and administrative costs.

The Company’s SSAT terminal joint venture investment contributed $1.6 million during the six months ended June 30, 2024, compared to a loss of $3.2 million during the six months ended June 30, 2023. The increase was primarily driven by higher lift volume.

Logistics — Three months ended June 30, 2024 compared with 2023

	Three Months Ended June 30,
(Dollars in millions)	2024	2023	Change
Logistics revenue	$157.5	$156.5	$1.0	0.6%
Operating costs and expenses	(141.9)	(142.2)	0.3	(0.2)%
Operating income	$15.6	$14.3	$1.3	9.1%
Operating income margin	9.9%	9.1%

Logistics revenue increased $1.0 million, or 0.6 percent, during the three months ended June 30, 2024, compared with the three months ended June 30, 2023. The increase was primarily due to higher revenue in supply chain management.

Logistics operating income increased $1.3 million, or 9.1 percent, during the three months ended June 30, 2024, compared with the three months ended June 30, 2023. The increase was primarily due to a higher contribution from supply chain management.

Logistics — Six months ended June 30, 2024 compared with 2023

	Six Months Ended June 30,
(Dollars in millions)	2024	2023	Change
Logistics revenue	$300.6	$310.3	$(9.7)	(3.1)%
Operating costs and expenses	(275.7)	(285.1)	9.4	(3.3)%
Operating income	$24.9	$25.2	$(0.3)	(1.2)%
Operating income margin	8.3%	8.1%

Logistics revenue decreased $9.7 million, or 3.1 percent, during the six months ended June 30, 2024, compared with the six months ended June 30, 2023. The decrease was primarily due to lower revenue in transportation brokerage.

Logistics operating income decreased $0.3 million, or 1.2 percent, during the six months ended June 30, 2024, compared with the six months ended June 30, 2023. The decrease was primarily due to a lower contribution from transportation brokerage, partially offset by a higher contribution from supply chain management.

Liquidity, Cash Flows and Capital Allocation

Matson’s Cash and Cash Equivalents increased by $34.2 million from $134.0 million at December 31, 2023 to $168.2 million at June 30, 2024. During the quarter, the Company received a federal tax refund related to the Company’s 2021 federal tax return of $118.6 million and interest income of $10.2 million earned on the federal income tax refund. As of June 30, 2024, the Company’s Capital Construction Fund was $613.9 million consisting of cash and cash equivalents and investments in fixed-rate U.S. Treasuries. Matson generated net cash from operating activities of $344.5 million during the six months ended June 30, 2024, compared to $246.5 million during the six months ended June 30, 2023. Capital expenditures (including capitalized vessel construction expenditures) totaled $125.1 million for the six months ended June 30, 2024, compared with $126.3 million for the six months ended June 30, 2023. Total debt decreased by $19.9 million during the six months to $420.7 million as of June 30, 2024, of which $381.0 million was classified as long-term debt.1 As of June 30, 2024, Matson had available borrowings under its revolving credit facility of $644.2 million.

During the second quarter 2024, Matson repurchased approximately 0.6 million shares for a total cost of $72.2 million. As of the end of the second quarter 2024, there were approximately 1.4 million shares remaining in the Company’s share repurchase program. Matson’s Board of Directors also declared a cash dividend of $0.34 per share payable on September 5, 2024 to all shareholders of record as of the close of business on August 1, 2024.

1 Total debt is presented before any reduction for deferred loan fees as required by GAAP.

Teleconference and Webcast

A conference call is scheduled on August 1, 2024 at 4:30 p.m. ET when Matt Cox, Chairman and Chief Executive Officer, and Joel Wine, Executive Vice President and Chief Financial Officer, will discuss Matson’s second quarter results.

Date of Conference Call:	Thursday, August 1, 2024
Scheduled Time:	4:30 p.m. ET / 1:30 p.m. PT / 10:30 a.m. HT

The conference call will be broadcast live along with an additional slide presentation on the Company’s website at www.matson.com, under Investors.

Participants may register for the conference call at:

https://register.vevent.com/register/BI46275cd6dd3e4e0f822264460aac8378

Registered participants will receive the conference call dial-in number and a unique PIN code to access the live event. While not required, it is recommended you join 10 minutes prior to the event starting time. A replay of the conference call will be available approximately two hours after the event by accessing the webcast link at www.matson.com, under Investors.

About the Company

Founded in 1882, Matson (NYSE: MATX) is a leading provider of ocean transportation and logistics services. Matson provides a vital lifeline of ocean freight transportation services to the domestic non-contiguous economies of Hawaii, Alaska, and Guam, and to other island economies in Micronesia. Matson also operates premium, expedited services from China to Long Beach, California, provides service to Okinawa, Japan and various islands in the South Pacific, and operates an international export service from Alaska to Asia. The Company's fleet of owned and chartered vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges. Matson Logistics, established in 1987, extends the geographic reach of Matson’s transportation network throughout North America and Asia. Its integrated, asset-light logistics services include rail intermodal, highway brokerage, warehousing, freight consolidation, supply chain management, and freight forwarding to Alaska. Additional information about the Company is available at www.matson.com.

GAAP to Non-GAAP Reconciliation

This press release, the Form 8-K and the information to be discussed in the conference call include non-GAAP measures. While Matson reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company also considers other non-GAAP measures to evaluate performance, make day-to-day operating decisions, help investors understand our ability to incur and service debt and to make capital expenditures, and to understand period-over-period operating results separate and apart from items that may, or could, have a disproportional positive or negative impact on results in any particular period. These non-GAAP measures include, but are not limited to, Earnings Before Interest, Income Taxes, Depreciation and Amortization (“EBITDA”).

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation those statements regarding outlook; operating income; depreciation and amortization, including dry-docking amortization; interest income; interest expense; other income (expense); tax rate; capital and vessel dry-docking expenditures; volume, freight rates and demand; economic, supply chain, and geopolitical conditions; the shift from air freight to expedited ocean; growth of e-commerce goods; demand for our China service; duration and timing of factors influencing supply and demand dynamics; economic growth and drivers in Hawaii, Alaska and Guam; population growth; discretionary income; interest rates; tourism levels; recovery from the Maui wildfires; unemployment rates; job growth; construction activity; inflation levels; contribution from and lift volume at SSAT; vessel transit times; timing of liquified natural gas installations on certain vessels; refleeting initiatives; timing and amount of milestone payments and related costs; and the timing, manner and volume of repurchases of common stock pursuant to the repurchase program. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to repeal, substantial amendment or waiver of the Jones Act or changes in its application, or the Company were determined not to be a United States citizen under the Jones Act; changes in macroeconomic conditions, geopolitical developments, or governmental policies; our ability to offer a differentiated service in China for which customers are willing to pay a significant premium; new or increased competition; our relationship with customers and vendors and changes in related agreements; fuel prices, our ability to collect fuel-related surcharges and/or the cost or limited availability of required fuels; evolving regulations and stakeholder expectations related to sustainability matters; timely or successful completion of fleet upgrade initiatives; the Company’s vessel construction agreements with Philly Shipyard; the occurrence of weather, natural disasters, maritime accidents, spill events and other physical and operating risks; transitional and other risks arising from climate change; actual or threatened health epidemics, outbreaks of disease, pandemics or other major health crises; significant operating agreements and leases that may not be renewed/replaced on favorable or acceptable terms; any unanticipated dry-docking or repair costs; joint venture relationships; conducting business in foreign shipping markets, including the imposition of tariffs or a change in international trade policies; any delays or cost overruns related to the modernization of terminals; war, actual or threatened terrorist attacks, efforts to combat terrorism and other acts of violence; consummating and integrating acquisitions; work stoppages or other labor disruptions caused by our unionized workers and other workers or their unions in related industries; loss of key personnel or failure to adequately manage human capital; the use of our information technology and communication systems and cybersecurity attacks; changes in our credit profile, disruptions of the credit markets, changes in interest rates and our future financial performance; our ability to access the debt capital markets; continuation of the Title XI and CCF programs; costs to comply with and liability related to numerous safety, environmental, and other laws and regulations; and disputes, legal and other proceedings and government inquiries or investigations. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2023 and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share amounts)	2024	2023	2024	2023
Operating Revenue:
Ocean Transportation	$689.9	$616.9	$1,268.9	$1,167.9
Logistics	157.5	156.5	300.6	310.3
Total Operating Revenue	847.4	773.4	1,569.5	1,478.2

Costs and Expenses:
Operating costs	(646.9)	(604.7)	(1,259.1)	(1,202.2)
Income (Loss) from SSAT	1.2	(1.4)	1.6	(3.2)
Selling, general and administrative	(77.1)	(70.6)	(150.5)	(137.4)
Total Costs and Expenses	(722.8)	(676.7)	(1,408.0)	(1,342.8)

Operating Income	124.6	96.7	161.5	135.4
Interest income	18.8	8.7	27.6	16.9
Interest expense	(2.1)	(2.9)	(4.3)	(7.4)
Other income (expense), net	1.8	1.8	3.6	3.6
Income before Taxes	143.1	104.3	188.4	148.5
Income taxes	(29.9)	(23.5)	(39.1)	(33.7)
Net Income	$113.2	$80.8	$149.3	$114.8

Basic Earnings Per Share	$3.34	$2.28	$4.38	$3.21
Diluted Earnings Per Share	$3.31	$2.26	$4.33	$3.19

Weighted Average Number of Shares Outstanding:
Basic	33.9	35.5	34.1	35.8
Diluted	34.2	35.7	34.5	36.0

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
(In millions)	2024	2023
ASSETS
Current Assets:
Cash and cash equivalents	$168.2	$134.0
Other current assets	378.0	468.3
Total current assets	546.2	602.3
Long-term Assets:
Investment in SSAT	86.4	85.5
Property and equipment, net	2,151.2	2,089.9
Goodwill	327.8	327.8
Intangible assets, net	169.1	176.4
Capital Construction Fund	613.9	599.4
Other long-term assets	379.3	413.3
Total long-term assets	3,727.7	3,692.3
Total assets	$4,273.9	$4,294.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of debt	$39.7	$39.7
Other current liabilities	544.8	522.6
Total current liabilities	584.5	562.3
Long-term Liabilities:
Long-term debt, net of deferred loan fees	370.0	389.3
Deferred income taxes	679.9	669.3
Other long-term liabilities	241.0	273.0
Total long-term liabilities	1,290.9	1,331.6

Total shareholders’ equity	2,398.5	2,400.7
Total liabilities and shareholders’ equity	$4,273.9	$4,294.6

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
(In millions)	2024	2023
Cash Flows From Operating Activities:
Net income	$149.3	$114.8
Reconciling adjustments:
Depreciation and amortization	76.4	72.1
Amortization of operating lease right of use assets	68.1	75.7
Deferred income taxes	7.5	(3.0)
Share-based compensation expense	12.0	9.8
(Income) loss from SSAT	(1.6)	3.2
Distributions from SSAT	14.0	—
Other	(6.5)	(1.7)
Changes in assets and liabilities:
Accounts receivable, net	(28.9)	(16.8)
Deferred dry-docking payments	(17.3)	(8.9)
Deferred dry-docking amortization	13.7	12.4
Prepaid expenses and other assets	114.6	68.3
Accounts payable, accruals and other liabilities	17.4	3.6
Operating lease liabilities	(69.0)	(76.3)
Other long-term liabilities	(5.2)	(6.7)
Net cash provided by operating activities	344.5	246.5

Cash Flows From Investing Activities:
Capitalized vessel construction expenditures	(38.2)	(50.8)
Capital expenditures (excluding vessel construction expenditures)	(86.9)	(75.5)
Proceeds from disposal of property and equipment, net	3.2	0.1
Payment for intangible asset acquisition	—	(12.4)
Cash deposits and interest into the Capital Construction Fund, net	(45.0)	(113.1)
Withdrawals from Capital Construction Fund, net	35.8	49.9
Net cash used in investing activities	(131.1)	(201.8)

Cash Flows From Financing Activities:
Repayments of debt	(19.9)	(55.1)
Dividends paid	(22.1)	(22.4)
Repurchase of Matson common stock	(120.1)	(82.5)
Tax withholding related to net share settlements of restricted stock units	(17.0)	(12.5)
Net cash used in financing activities	(179.1)	(172.5)

Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	34.3	(127.8)
Cash and Cash Equivalents, and Restricted Cash, Beginning of the Period	136.3	253.7
Cash and Cash Equivalents, and Restricted Cash, End of the Period	$170.6	$125.9

Reconciliation of Cash, Cash Equivalents and Restricted Cash, End of the Period:
Cash and Cash Equivalents	$168.2	$122.0
Restricted Cash	2.4	3.9
Total Cash and Cash Equivalents, and Restricted Cash, End of the Period	$170.6	$125.9

Supplemental Cash Flow Information:
Interest paid, net of capitalized interest	$3.5	$7.1
Income tax payments (refunds), net	$(114.3)	$(28.8)

Non-cash Information:
Capital expenditures included in accounts payable, accruals and other liabilities	$15.3	$8.4
Non-cash payment for intangible asset acquisition	$—	$4.1
Accrued dividends	$11.4	$11.2

MATSON, INC. AND SUBSIDIARIES

Net Income to EBITDA Reconciliations

(Unaudited)

		Three Months Ended
		June 30,			Last Twelve
(In millions)		2024	2023	Change	Months
Net Income		$113.2	$80.8	$32.4	$331.6
Subtract:	Interest income	(18.8)	(8.7)	(10.1)	(46.7)
Add:	Interest expense	2.1	2.9	(0.8)	9.1
Add:	Income taxes	29.9	23.5	6.4	81.3
Add:	Depreciation and amortization	38.2	35.8	2.4	146.9
Add:	Dry-dock amortization	6.9	6.2	0.7	26.6
EBITDA (1)		$171.5	$140.5	$31.0	$548.8

		Six Months Ended
		June 30,
(In millions)		2024	2023	Change
Net Income		$149.3	$114.8	$34.5
Subtract:	Interest income	(27.6)	(16.9)	(10.7)
Add:	Interest expense	4.3	7.4	(3.1)
Add:	Income taxes	39.1	33.7	5.4
Add:	Depreciation and amortization	75.5	70.8	4.7
Add:	Dry-dock amortization	13.7	12.4	1.3
EBITDA (1)		$254.3	$222.2	$32.1

(1)	EBITDA is defined as earnings before interest, income taxes, depreciation and amortization (including deferred dry-docking amortization). EBITDA should not be considered as an alternative to net income (as determined in accordance with GAAP), as an indicator of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Our calculation of EBITDA may not be comparable to EBITDA as calculated by other companies, nor is this calculation identical to the EBITDA used by our lenders to determine financial covenant compliance.